Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

EVENT DATE/TIME: JULY 26, 2013 / 2:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 26, 2013 / 2:00PM, CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Dave White Choice Hotels International, Inc.—CFO

CONFERENCE CALL PARTICIPANTS Anthony Powell Barclays Capital—Analyst Thomas Allen Morgan Stanley—Analyst Michael Barley FBR, Inc.—Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Good morning and welcome to the Choice Hotels International second-quarter 2013 earnings conference call. At this time all lines are in a listen-only mode. Later there will be a question-and-answer session and further instructions will be given at that time. As a reminder, today’s call is being recorded.

During the course of this conference call certain predictive or forward-looking statements will be used to assist you in understanding the Company and its results, which constitutes forward-looking statements under the Safe Harbor provision of the Securities Reform Act of 1995.

These forward-looking statements generally can be identified by phrases such as Choice or its management believes, expects, anticipates, foresees, forecasts, estimates or other words or phrases of similar import. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Please consult the Company’s Form 10-K for the year ending December 31, 2012 and other SEC filings for information about important risk factors affecting the Company that you should consider. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievement.

We caution you do not place undue reliance on forward looking statements which reflect our analysis only and speak only as of today’s date. We undertake no obligation to publicly update our forward-looking statements to reflect subsequent events or circumstances.

You can find a reconciliation of our non-GAAP financial results referred to in our remarks as part of our second-quarter 2013 earnings press release which is posted on our website at choicehotels.com under the investor information section.

With that being said, I would now like to introduce Steve Joyce, President and Chief Executive Officer of Choice Hotels International, Inc. Please go ahead, sir.

Steve Joyce—Choice Hotels International, Inc.—President & CEO

Thank you. Good morning. Welcome to Choice Hotels’ second-quarter 2013 earnings conference call. With me this morning is Dave White, as always, our Chief Financial Officer.

I am pleased to report and share our second-quarter results. This morning we will update you on the financial performance of the core Hotel Franchising business and on the progress we are making with our key strategic growth initiatives. This includes the new mobile innovation that we announced this week as well as the progress of our SkyTouch Technology initiative, a separate business division that we announced earlier this year.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

2

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

To preempt this though, we are very satisfied with the core business results and they will continue to improve along with our new growth initiatives for [San] Cambria, Bluegreen, SkyTouch and the imaging of Sleep and Comfort. Those brands, we believe, leads to a very bright future for Choice.

Overall, we are pleased with the performance of the quarter. The economy continues to grow at a modest but steady pace and our business continues to grow as well. We are executing on our strategy and it is working.

Several factors contribute to our results for the second quarter as reflected in the key indicators we used to measure the performance of our lodging business. Franchising revenues increased 6% driven primarily by an increase in our domestic royalties and a 39% increase in our initial and relicensing revenues -- a very positive sign.

Domestic royalty growth for the quarter was driven primarily by a 3.5% increase in RevPAR, a 1.9% growth in the number of domestic hotels under franchise and a 3 basis point increase in our effective royalty rate.

Initial and relicensing fee revenue reflects the execution of 104 new domestic hotel franchise contracts during the second quarter compared to 106 new domestic hotel franchise contracts for last year. In addition the Company also achieved a 34% increase in relicensing and renewal transactions.

Turning to development. We are pleased that development is up 10% systemwide so far this year and we remain optimistic that the development results will continue to outpace last year's results. Our brands continue to be attractive to franchisees. So far this year, conversion franchise sales have outperformed new construction sales and have consistently outpaced last year's results.

Year to date, domestic conversions are up 15% systemwide. Since the beginning of the year, we executed 163 domestic conversion contracts compared to 142 during the same time last year. We also see financing and lending continue to improve gradually as lenders and developers show more interest in undertaking new construction projects.

We expect franchise sales activity to increase as we move through the summer and into the fall. There are a number of areas on the development and brand front that we are particularly excited about across our brands.

First of all, Ascend. Our Ascend Hotel Collection continues to be very strong with exceptional upscale properties in great markets affiliating with us. The rate and quality of conversions speak to the power of our industry-leading distribution channels.

Independent upscale hotels are recognizing the value we offer with them and it is particularly evident with the results of our Ascend Hotel Collection. In May, we announced our 100th Ascend Hotel -- the Hotel Elan in Calgary, Canada. This is up from less than 20 in a short 2 1/2 years.

During the second quarter, we added a total of 11 new Ascend Hotel membership agreements compared to last year. Ascend Hotels are receiving a reservation contribution close to 50% from Choice Hotels, the highest among the Choice brands. And guest satisfaction is also amongst the highest in our portfolio. Simply put, Ascend is on fire.

Cambria, our Snooze brand, is also doing well. We expect to have about 30 Cambria Suites properties open or under construction by the end of 2013 including high-visibility markets like Chelsea and Times Square in New York City, White Plains in New York, Miami, downtown Washington, DC near the Convention Center, Plano, Texas and one coming out of the ground right next to our new global headquarters in Rockville, Maryland.

New types of markets and a new day for Cambria is going to really push that brand forward.

This quarter, we also announced a major milestone for Cambria Suites. We reached an agreement in principle to create a joint venture with the private investment firm of Fillmore Capital Partners and its affiliates to develop multiple Cambria Suites. This marks the brand's first institutional investor, underscoring the confidence that developers have already expressed for the emerging brand's potential.

3

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Let's talk a little bit about Sleep Inn. Our Sleep Inn brand is on a roll as it continues to make great progress with the brand's new design prototype which we call Design to Dream. Sleep Inn recently reached 100 hotels with a new design concept, and even better these hotels are enjoying RevPAR premiums over the rest of the Sleep properties. It is a remarkable event when they finish their reimaging and immediately see a $10 increase to ADR.

Due in part to the success of Design to Dream, Sleep Inn experienced RevPAR gains of 7% during the second quarter of 2013 compared to the same period last year with a little over the quarter of the system completely done. In addition, guest satisfaction surveys have found that Sleep Inn's guests are very likely to recommend the brand to their friends. This is also a brand to watch.

Turning to distribution, we have a number of updates. On the reservations front, our central reservation system is on pace to have another record-breaking year. Just last week on July 15, we had our highest revenue date ever at more than $13 million. So far this year, we have exceeded $12 million 12 times compared to three times in 2012, $11 million 28 times versus 19 times last year and $10 million 61 times, only two shy of the 63 achieved for the entire year of 2012.

I am pleased to report that we continue to build the infrastructure to help sustain this type of success. This week, we launched a mobile innovation that greatly simplifies the process of making hotel reservations using a mobile device. The mobile enhancement called Rapid Book makes mobile booking easy. Customers simply enter their information one time when completing their online profile. After that, they are ready to book quickly through the Choice Hotels' mobile website.

Rapid Book recalls a guest room's preference -- a guest room preference, provides similar rooms for future searches and it recalls payment information.

Guests spend less time entering data on their smart phones, a particular pet peeve, and can complete reservations in a fraction of the time and number of clicks that it previously took.

Today in part because of our mobile innovations, our mobile revenue is up significantly year over year and mobile makes up a rapidly growing portion of the Company's industry-leading online revenue.

Our guests are constantly changing the way they shop and book for travel. Choice is tracking right along with this trend, leveraging our core information and distribution competencies to provide innovative tools so our franchisees can reach customers who are embracing new mobile and booking technology as it rapidly evolves.

Changing gears, I want to talk about SkyTouch Technology. We are particularly excited about this new division of Choice which we announced earlier this year. SkyTouch develops and markets cloud-based technology products to the hotel industry. The first SkyTouch product that has gone live since the last earnings call was launched to the marketplace at the HITEC conference just a few weeks ago.

The new product, called SkyTouch Hotel OS, is a system for handling reservations, guest stay information, folios and rates. Unlike many other property management systems, it is highly scalable, has comparatively low upfront costs and requires minimal investment in IT hardware and related ongoing maintenance costs due to the fact it is based in the cloud.

SkyTouch Hotel OS was very well-received by the industry during the high-tech conference. And we are very happy to share that the SkyTouch has signed up its first customers and developed a pipeline of strong interest from hotel brands, large and small, and independent hotel owners. We are pleased about SkyTouch's progress thus far in such a short amount of time and we will keep you updated as the year progresses.

Overall, we are very pleased with the progress during the second quarter on a number of fronts. We continue to be pleased with the performance of our core hotel franchise business and we remain bullish about the possibilities to create value for our shareholders through our core business as well as growth initiatives including SkyTouch.

Let me turn it over to Dave White now who is going to provide more detail on our results. Dave?

4

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Great. Thanks, Steve. As you read in this morning’s press release, we reported diluted earnings per share of $0.48 which exceeded our previously published outlook for the quarter by $0.03 per share. Most of our earnings per share outperformance for the quarter or $0.02 is attributable to better than expected operating income results.

These results were driven by higher revenues from initial and relicensing fees and from procurement services. Together the revenue outperformance in those two areas more than offset lower-than-anticipated domestic royalties attributable to a slower-than-contemplated RevPAR growth rate.

In addition to exceeding our expectations at the franchising revenue line, our SG&A expenses for the quarter were less than we had anticipated as a result of a delay in the timing of certain expenses that we now expect will occur will occur in the back half of this year. The remainder of earnings per share outperformance or approximately $0.01 per share is attributable to a lower effective tax rate than we had previously expected.

Our franchising revenues for the quarter increased by 6% to approximately $83 million for the quarter which represents an acceleration of the pace of franchising revenue growth from the 4% growth rate we achieved in the first quarter of this year.

Included within franchising revenues our domestic royalty revenues increased by 4% to $62.2 million due to a combination of increases in RevPAR, our system size and our average effective royalty rate.

Domestic RevPAR growth for the quarter was 3.5%. This result was 50 basis points less than our guidance for the quarter which was for 4% domestic RevPAR growth. And as a reminder, our RevPAR results for the second quarter reflect our franchisees’ gross room revenue performance for the months of March, April, and May.

Our RevPAR results were lower than our guidance as industry RevPAR growth was slightly softer than expected due to weaker GDP growth than economists had previously forecasted and weaker RevPAR results in interstate and small-town markets with Choice has a comparatively larger share of room supply. Choices’ RevPAR growth in those types of markets was around 2% based on lower demand growth and less pricing power compared to more urban markets.

Our 3.5% domestic RevPAR growth was driven by a combination of 90 basis point increase in systemwide occupancy and a 1.8% increase in our average daily rates. And while we were disappointed with the overall pace of RevPAR growth, at the brand level there were a couple of highlights. We are very encouraged with the RevPAR performance of our Sleep Inn system which continued to generate meaningfully above average RevPAR growth. The Sleep Inn brand RevPAR increased 7% compared to the prior year reflecting the benefit of our Design to Dream program which has been very well-received by developers and guests.

Another brand highlight is with our Ascend Collection where RevPAR results were also encouraging with continued RevPAR growth in excess of 5%, driven by average daily room rate growth of more than 9%. These results reflect the strong contribution of our brand to our hotel owners and highlight the strength of our distribution platform in driving great results for hotel owners in the upscale and midscale segments.

On the supply front, we achieved domestic franchise system growth of approximately 2% over the past 12 months and we expect our full year unit growth for 2013 will exceed our previous expectations.

And finally, our average systemwide effective royalty rates for the domestic hotel system increased 3 basis points to 4.35% from the second quarter of 2013 compared to 4.32% last year, primarily due to the burn off of some of the steeper royalty rate discounts given in conjunction with our franchise development incentives in place during the past several years.

On the franchise development front, another highlight for the quarter was the continued strong growth in initial and relicensing fee revenues. These revenues increased by 39% to $4.4 million for three reasons.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

5

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

First, a lower percentage of new franchise agreements executed in this year's second quarter compared to last year incorporated developer incentives, resulting in revenue recognition at the time the contract is executed rather than at the time the hotel opens.

In addition our second-quarter 2013 initial fee revenues reflect a year-over-year increase in revenue recognized related to previously deferred initial fee revenues tied to incentive deals for hotel openings into the system during the quarter.

And finally, we achieved a year-over-year increase in the number of relicensing agreements executed.

During the first quarter of 2013, we executed 104 new domestic franchise sales contracts which overall was less than we had expected, primarily as a result of a still soft new hotel construction environment. And while new contracts executed in the second quarter from new construction hotels were lower than the prior year, keep in mind that we had previously seen seven straight quarters of year-over-year increases in new construction contracts and we are optimistic that this overall trend will continue over time.

We expect actual domestic hotel openings from previously executed new construction franchise sales to increase this year. Our current estimate is that new construction openings will increase 33% from 27 to 36 hotels this year. So we remain optimistic that the new construction environment, while choppy, is continuing to gradually improve.

Conversion franchise sales contracts continued to improve and achieved their sixth straight quarter of year-over-year increases. These contracts increased 6% for the second quarter, primarily due to continued success in growing conversion franchise sales of our flagship upper midscale Comfort brand which more than doubled conversion franchise sales during the quarter.

Our new domestic franchise sales of our upscale Ascend Collection increased fivefold to 11 executed contract for the second quarter compared to two for the comparable perspective of last year and also improved sales of our Economy segment, Econoline and Rodeway brands, whose combined sales increased in the second quarter by more than 15%.

In addition, the number of domestic relicensing and renewal transactions continued to improve increasing 34% to 63 contracts. This represents a positive sign for hotel transactions and that has historically correlated well with franchise sales improvement.

Turning to the cost side of the business, our SG&A costs for the second quarter increased by $5.6 million or 23% compared to the same period last year. This rate of SG&A growth is significantly higher than our long-term SG&A growth expectations for the core business and there are a few items computing to the higher growth rate that are worth pointing out.

As summarized in the release, a few specific items that contributed to our second-quarter SG&A, including the impact of our recently announced SkyTouch Technology division, costs related to our second-quarter headquarter relocation, and variable costs directly related to increased initial fees and procurement services revenues, those three items explain approximately 2/3 of the SG&A expense increase.

Excluding these items, our SG&A increased by approximately 8% for the quarter and 3% for the year-to-date period. We still expect full-year SG&A, excluding these items for the full year, to increase in the mid-single digit percentage range.

Diluted earnings per share were $0.48 for the second quarter of 2013 compared to $0.55 per share for the second quarter of 2012. As a reminder, our second quarter and year-to-date results reflect an increase in borrowing costs resulting from a special cash dividend paid last August of $10.41 per share or approximately $600 million in the aggregate to our shareholders.

As a result of the financing transactions entered into at the end of the second quarter and the beginning of the third quarter of last year, our interest expense increased by approximately $7.3 million during the second quarter of 2013 and nearly $15 million year to date.

Turning to our outlook for the remainder of 2013, we currently expect third-quarter diluted earnings per share to be $0.66 and full-year 2013 diluted earnings per share to range between $1.84 and $1.87 per share. We expect full-year 2013 EBITDA to range between $203.5 million and $206.5

6

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

million. The figures assume our domestic systemwide RevPAR increase for the third quarter is 3% and ranges between 3.5% and 4.25% for full-year 2013.

We have reduced our full-year RevPAR range from our previous guidance of 4.5% to 5.5%, primarily due to the recent downgrade by economists and GDP forecast for the remainder of the year. And in addition recent industry RevPAR has slowed somewhat with Smith Travel Research reporting RevPAR increases in the Midscale and Economy segments at about 3.7% over the past 28 days ending July 20.

Given current forecasts of the economy, we don't expect to see any significant acceleration in RevPAR growth in the back half of the year, but we expect it to remain positive. We expect our net domestic unit growth for 2013 to increase by approximately 2% and our effective royalty rate to increase by approximately 2 basis points. We also assume an effective tax rate of approximately 29.5% for the third quarter and 30% for full-year 2013.

All figures assume the existing share count which was approximately 58.5 million shares as of the close of business yesterday. Our new full-year EBITDA guidance reflects our expectation that the pace of RevPAR growth for the year will be approximately 100 to 125 basis points [slower] than we previously thought.

As a reminder, each 100 basis point change in RevPAR growth rate represents approximately $2.5 million of EBITDA.

At the same time, we are expecting a higher level of unit growth for 2013 which partially offset -- which partially offset by an improved outlook for current year next -- for next year's unit growth.

Finally, as I mentioned earlier, our new EBITDA outlook also reflects the timing of expenses as certain costs that we expect to occur in the second quarter are now anticipated to occur in the second half of this year. The operating assumptions that we are making in our current outlook related to our incremental investment in the SkyTouch Technology division are unchanged from the outlook we provided with our first-quarter earnings release in April.

We continue to believe SkyTouch represents a meaningful growth opportunity for us and a line of business adjacent to our core Hotel Franchising business. And as Steve mentioned we are very pleased with our initial progress with this initiative including the execution of contracts and onboarding of our initial SkyTouch customers.

And now let me turn the call back over to Steve.

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

Thanks, Dave. Overall we are pleased with the results this quarter, continues to be slow but steady improvement in the economy that is reflected in the consistent growth of our businesses.

I want to thank you for your interest in Choice Hotels. We believe we are successfully implementing our strategy in our core business and other growth strategies, such as SkyTouch, and feel optimistic about our continued long-term growth and our ability to drive excellent results for shareholders.

With that, I am going to open it up to questions and answers.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Robin Farley, UBS.

7

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Good morning. It is actually [Artie] on the half of Robin. I just wanted to ask about the EBITDA guidance. It seems like even with RevPAR guidance down EBITDA guidance ex-SkyTouch is up. Could you walk us through what is driving that? I understand unit growth is up, but profitability per unit looks like outlook is down.

Steve Joyce—Choice Hotels International, Inc.—President & CEO

Yes, overall, I would say the SkyTouch outlook for on the cost side is unchanged. We are modeling like $12 million to $14 million. The overall, which I think when you back into it, actually you would see that it is kind of a good point. Our EBITDA outlook came down by about of the amount of the RevPAR decline.

We narrowed the range a little bit just given the fact that we are about halfway through the year. So I would say we have only got another six months to go rather than where we were at the end of the first quarter.

That is kind of — but at the end of the day I think the primary thing is being driven by the RevPAR impact. So I think when you back — when you go through that model that is where you will come out.

Unidentified Participant

And then on SkyTouch, do you have more clarity to share in terms of customers in general sort of revenue streams, how many hotels you are in discussion with outside the Choice system?

Steve Joyce—Choice Hotels International, Inc.—President & CEO

Yes. In terms of the pipeline for SkyTouch, as we mentioned we have executed our first few contracts and we are excited about that. We brought our first customer online and it is pretty early still obviously in the process because the HITEC Conference where we announced this was really just last month. But the interest from multiple tiers of customers, the individual hotel owner operators as well as smaller brands and some larger brands, has been very positive. But I think it is premature to publish pipeline numbers at this point. But as the course of this year progresses over the next couple of quarters we will give you a little more detail in that area.

Dave White—Choice Hotels International, Inc.—CFO

But you can assume that we are in discussion with folks that represent thousands of hotels.

Unidentified Participant

Thanks.

Operator

Felicia Hendrix, Barclays.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

8

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Anthony Powell - *Barclays Capital - Analyst*

It is actually Anthony Powell here for Felicia. Quick question on unit growth. Your unit growth results and your guidance were both impressive. How promotional is the new build and conversion to markets, both of them right now? Are you seeing any of your competitors increase the amount of incentives given for new contracts?

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

Yes, in the overall business on both sides both new construction and on the conversion side, we are seeing people being pretty aggressive on the development side, including incentives. But there's still the typical types incentives that we are doing which is an increase ramp-up type activity. So but we are seeing people being more aggressive in the marketplace.

The encouraging thing about the new build market is it -- particularly in some of the markets we are most interested in, we are starting to see a nice upswing from a number of the other hotel companies as well. And so we are encouraged not only by our results, but also by theirs in the sense that it appears that the financing market is coming back. And that because of -- we are typically looking at more tertiary markets, we will benefit from that on a somewhat of a lag.

But based on the overall volume that we are seeing from other companies and from our own, we are pretty encouraged about that it is finally moving.

Dave White - *Choice Hotels International, Inc. - CFO*

Yes, I think the other thing I would add is just on the conversion side of things when you think about where we are now in terms of development incentives, we are definitely while there is definitely -- it's a competitive marketplace and there are -- every one of our competitors has some form of incentive program in place, on a relative basis for us, we are relatively less discounting, I would say, that we were two years ago which I think is a positive sign as you think about the future and how that should play out in our royalty streams.

And then another thing that I think is pretty exciting is on the Ascend Collection. So that brand, as Steve mentioned, has grown very rapidly.

And you probably heard us talk on previous calls about growing brands to scale and getting to meaningful scale. That brand is in our mind now at a pretty meaningful scale which starts to position us to be able to be more aggressive and more assertive on pricing as we move forward with that brand. We think that is a really strong brand, given what we are delivering to the hotels in that system.

If you look at the res contribution it is the top brand in our platform in terms of res contribution and at a very high rate.

So to kind of tie back to your point, it is ultimately we are trying to continue to improve the overall pricing of our brands over time and it sends a real bright spot there. And I think generally speaking on our conversion brands we are having to discount less than we did a couple of years ago to move sales.

Anthony Powell - *Barclays Capital - Analyst*

Thank you.

Operator

Thomas Allen, Morgan Stanley.

9

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Thomas Allen - *Morgan Stanley - Analyst*

Good morning. I found it interesting in your outlook you talked about you expect growth to be moving forward at a moderate pace into 2014 when talking about RevPAR. How good of a read do you think you have into 2014 and why did you put that language in? Thank you.

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

We -- it actually -- we are relying more on the forecasters that are out there and what they are saying about it. Our booking window is actually, I think as most people know, very short. So it is more based on what we are seeing from the industry experts than it is from ourselves.

Dave White - *Choice Hotels International, Inc. - CFO*

Yes, [with] Smith Travel Research and [PDBC] for 2014 as an industry level around 6% RevPAR growth. They haven't published segment level forecast at this point.

Thomas Allen - *Morgan Stanley - Analyst*

Okay. (multiple speakers)

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

I would also add to that. I think in general most people are expecting 2014 to start showing real signs of economic recovery and improved employment. And if you get those, those are -- that drives our business significantly. So I think most of us here are a believer that that's the trend that we think is most likely and that therefore that portends well for our performance.

Thomas Allen - *Morgan Stanley - Analyst*

And then a follow-up. I read an article recently I think it was by STR suggesting that when the new build market really does pick up there could be some risk to conversion being off -- the conversion opportunity being offset so that declining. Your recent or your historical data suggests otherwise. Any thoughts on this?

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

Yes, it is just the opposite for us. Because what happens is when the other brands start building they start pruning their inventory. That is an opportunity for us as well. That is one of the areas that is still missing in large part from our conversion activity. Because they are the brands because they weren't adding they stopped pushing out their hotels that weren't meeting expectations.

So when they start building again, they will start pushing brands out. That gives us opportunity to flag a lot of those properties and that will add to our conversion activity. So we are actually -- we actually think it is exactly the opposite of that.

Thomas Allen - *Morgan Stanley - Analyst*

Very helpful clarity. Thank you.

10

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Michael Barley—FBR, Inc.—Analyst

Steve, just a question on the lending environment right now that you are seeing for — both for conversions as well as for new development right now. How are new hotel developers being helped by this environment? If you could just give it a little bit more color. Thanks.

Steve Joyce—Choice Hotels International, Inc.—President & CEO

Yes. Sure. So there’s a couple of things going on. One, we talked over the last year about the improving environment that we saw in the more urban markets. That is clearly now spreading more to the regional and local areas. And we are hearing a lot of stories about regional and local lenders calling up franchisees and saying, we have finally gotten an allocation for hotel lending and if you guys are ready to build, we would like to lend to you as well.

So that is finally coming, albeit still slowly developing, but it is definitely moving in that direction.

The other real positive for us has been the SBA program. So we have got a lot of our folks using a lot of SBA funding either as first and/or a part of the [cash back] in the second and they are — we are obviously helping them do that. We have been active actually lobbying the administration and the SBA to make sure that they keep high levels of funding available and they try to limit the amount of red tape and the limitations around doing that.

And that’s another very positive sign. Because that is sort of a lot of the projects that are going today were in part SBA-supported.

And then there is some other activity out there, EB-5 financing and some other things that are also contributing somewhat. But generally you are seeing the lenders getting back into the market. It is actually getting competitive in the denser markets, and in the regional markets and the local secondary tertiary market, they are finally beginning to see those local lenders coming back to the table and starting to allocate dollars for hotel development.

And that would include both new construction as well as conversion. Actually, the conversion as we would expect was a little ahead of the new development.

Michael Barley—FBR, Inc.—Analyst And are these mostly community banks at this point?

Steve Joyce—Choice Hotels International, Inc.—President & CEO

Yes, for our guys it is.

Dave White—Choice Hotels International, Inc.—CFO

Our guys, they range — our bigger franchisees will do more on a regional or a national level. But most of our rank and file folks are it is local lending institutions they are working with.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 26, 2013 / 2:00PM, CHH - Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

Michael Barley - *FBR, Inc. - Analyst*

Got it. And then, just a follow-up question on your second-quarter performance. What is any specific sectors that were a little bit weaker than others?

Dave White - *Choice Hotels International, Inc. - CFO*

Well, we highlight in the exhibits like from a RevPAR performance perspective. Generally speaking as we highlighted that Sleep Inn brand, the position where that is in that midtier space, I mean that performed well for us and then in the upscale side of thing with the Ascend Collection on the RevPAR side of things. So otherwise the rest of the brands were generally within a fairly narrow range in that midsingle-digit percentage area RevPAR growth wise. So other than the upscale and the Sleep Inn and mostly other brands, we are reasonably close together in terms of the RevPAR growth rate for the quarter.

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

Yes, I think -- and then some of the other positive signs if you look at the contracting that we are doing for negotiated rates and for others, that's the rates are up for that. That is a good sign. And so, it's clearly while it is moving slower than we would all hope, it is clearly coming around and all the signs of that recovery are there.

Then I guess the other conventional wisdom in the industry is because it is coming slower, there is a sense then that the recovery will last longer and be extended further out. So, the issue of new construction, for example, that keeps getting pushed past dates where people are saying, okay, now we are going to start seeing a lot of inventory coming in.

But right now even with what is under construction, it is not that significant. So you are really looking at no real big supply increases probably until 2016. So as a result people are pretty bullish about the performance of existing hotels going forward. Barring something unforeseen.

Operator

(Operator Instructions).

Steve Joyce - *Choice Hotels International, Inc. - President & CEO*

All right. Well, that will conclude our call. We appreciate your time and attention. Enjoy the rest of the summer.

Operator

Thank you, ladies and gentlemen, for your participation in today's conference call. You may now disconnect. Have a great day.

12

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

THOMSON REUTERS

JULY 26, 2013 / 2:00PM, CHH—Q2 2013 Choice Hotels International, Inc. Earnings Conference Call

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2013, Thomson Reuters. All Rights Reserved. 5130981-2013-07-26T16:26:28.740

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.